Winthrop Realty Trust, Inc.	FUR	Q3 2011 Earnings Call	Nov. 3, 2011
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Missing Graphic Reference]MANAGEMENT DISCUSSION SECTION

Operator:  Greeting and welcome to the Winthrop Realty Trust Third Quarter 2011 Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Beverly Bergman, Vice President for Winthrop Realty Trust Thank you, Ms. Bergman. You may begin.

Beverly Bergman, Vice President & Director-Investor Relations

Thank you Robin. Good afternoon, everyone, and welcome to the Winthrop Realty Trust conference call to discuss our third quarter 2011 financial results. With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Carolyn Tiffany, President, Tom Stapes, Chief Financial Officer and other members of the management team.

This morning, November 3rd, we issued a press release and posted on our website supplemental financial information, both of which will be furnished on a Form 8-K with the SEC. Both the press release and the supplemental financial information are available on our website at www.winthropreit.com. The press release is in the News and Events section, and the supplemental financial information in the Investor Relations section. Additionally, we are hosting a live webcast of today’s call, which you can also access in the website’s News and Events section.

At this time, management would like to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time to time in our filings with the SEC. We do not undertake a duty to update any forward-looking statements.

Please note that in the press release, we have reconciled all non-GAAP financial measures to the most directly comparable GAAP measures in accordance with the Reg G requirements. This can be found in the FFO table of the press release. Please note that all per-share amounts are on a diluted basis.

I’d now like to turn the call over to Michael Ashner. Michael?

Michael L. Ashner, Chairman & Chief Executive Officer

Thank you, Beverly. And thank you all for joining us this afternoon. As you can see from our press release, we have been very busy since our last call both with respect to new investment activity and our existing portfolio of investments.

In addition to future benefits from our new investments, we have made significant progress towards restoring meaningful value on what we refer to as our legacy assets.

Most notably the litigation against our tenant at our Churchill property has been resolved through a favorable settlement and as Tom will discuss the gain from this investment will be reflected in our financial statement in the fourth quarter.

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Winthrop Realty Trust, Inc.	FUR	Q3 2011 Earnings Call	Nov. 3, 2011
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The ultimate disposition of this property, which is expected to occur in 2012, will also have a positive impact on our operations. In addition to resolving the future exist asset, we obtained permanent replacement financing on our wholly own Lisle, Illinois, property and our joint venture property which is called Sealy Northwest.  As we discussed on our last call, we successfully negotiated substantial discount of payoffs to the lenders of these properties in the second and third quarter of 2011.

Moreover, we continue to be pleased with the ongoing and growing contribution to the company’s earnings from Concord, both from net interest income and fees as well as loan repayments. This investment, the company had previously written to zero.

Finally since our last call, we have made or committed to make $110 million of new investments, the most significant of which is the company’s agreement to purchase through a joint venture the $118 million C note in a $798 million first mortgage. This mortgage encumbers the portfolio of 31 office assets comprising $4.5 million square feet of space located throughout Southern California. We view this loan to be a fulcrum security and the restructuring of this portfolio which was acquired by the current borrower for approximately $1.7 billion in 2007. While this investment should not be viewed as a change in direction from our historical focus on investments in the sub $25 million category, it is indicative of our belief that the company could, can and should pursue larger transactions that involve a high likelihood of restructuring through the purchase of fulcrum securities. And with that I’ll turn the call over to Tom Staples. Tom?

Thomas Staples, Chief Financial Officer

Thank you, Michael. Good afternoon everyone.

I will be providing an overview of Winthrop’s financial results and a review of our business segments. We have furnished a quarterly supplemental report which you can access on our website’s investor relations section.

For the quarter ended September 30, 2011 net income attributable common shares was $9.8 million or $0.30 per common share compared with net income attributable common shares of $3.7 million or $0.18 per common share for the quarter ended September 30, 2010. The $6.1 million increase in income for the quarter ended September 30, 2011 over the quarter ended September 30, 2010 was the result of the recognition of an $8.5 million gain on the extinguishment of debt recognized from the discounted payoff of the debt on our Lisle, Illinois properties. In addition we recognized a $3.2 million in increase in income from our equity investments resulting primarily from our $2.5 million cash distribution received from our Concord investment which we carry on our balance sheet at zero. These increases were partially offset by $3 million impairment loss pertaining to our Lisle, Illinois property known as 701 Arboretum as well as the decrease in income from our Churchill, Pennsylvania property of approximately $1.1 million.

Funds from operations applicable to common shares referred to as FFO for the third quarter of 2011 was $18 million or $0.55 per common share compared with FFO of $9.3 million or $0.43 per common share for the third quarter of 2010.

Please note that the third 2011 income in FFO numbers do not reflect the positive financial impact resulting from the resolution of the Churchill, Pennsylvania litigation. The impact of the settlement will be reported in the fourth quarter 2011 operating results. We’ve determined due to certain contingencies that were included in the September 30th settlement agreement that were not satisfied until early October, that the accounting literature required that we postpone recording the settlement gain as well as the reclassification of the property in to discontinued operations until the fourth quarter. The operating loss in our continuing operations related to Churchill was approximately $599,000 for the three months ended September 30, 2011 or approximately $0.02 per common share.

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Winthrop Realty Trust, Inc.	FUR	Q3 2011 Earnings Call	Nov. 3, 2011
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Operating results by business segment for the quarter were as follows. With respect to our operating properties business segment, operating income was approximately $5.4 million for the three months ended September 30, 2011 compared with approximately $6.9 million for the three months ended September 30, 2010.

This segment consist of consolidated operating properties and equity investments and operating properties. Operating income from our consolidated operating properties was $6.2 million for the three months ended September 30, 2011 compared to $6.5 million of the same period in 2010.

Our operating income from same-store properties, properties held throughout both current and prior reporting periods, was $5.4 million as of September 30, 2011 compared to $6.8 million of September 30, 2010.

The decrease in operating income from same-store properties was primarily the result of (1) an approximate $1 million decrease in operations as a result of the CBS non-renewal of its lease at our Churchill, Pennsylvania property and (2) a $250,000 decrease in revenue at our 701 Arboretum property.

Operating results from our operating properties accounted for as equity investments was a net loss of $841,000 for the three months ended September 30, 2011 compared to net income of $446,000 for the three months ended September 30, 2010.

The operating loss from our Sealy equity investments increased by $325,000 due primarily to $197,000 of additional interest expense on the mortgage at our Newmarket property for the three months ended September 30, 2011 as a result of the default interest charges while the mortgage is in special servicing, as well as lower rental revenues at this property as a result of the loss of a significant tenant in April, 2011.

The decrease in operating income for comparable periods from our Marc Realty investment was $1.4 million primarily due to the sale of the three properties in June 2011.

Operating income from our newly acquired Vintage investment was $424,000 during the quarter ended September 30, 2011, which represents two months of operating results from this investment as we have elected a 30-day lag in reporting as permitted by the accounting rules.

With the respect to our loan asset business segment, net operating income was $9.2 million for the three months ended September 30, 2011, compared with a net operating income of $4 million for the three months ended September 30, 2010.

The $5.2 million increase in operating income over the comparable period is primarily the result of a $2.5 million distribution from our Concord investment and a $2.1 million increase in equity earnings from our loan investments held in joint ventures.  We also experienced a $1.2 million increase in interest income due to our increase in loan asset holdings.

These increases were partially offset by a $656,000 decrease in unrealized gains on our loan securities.

With respect to our REIT securities business segment, we reported a net operating loss of $875,000 for the three months ended September 30, 2011, compared with net operating income of approximately $3.1 million during the prior-year period.

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Winthrop Realty Trust, Inc.	FUR	Q3 2011 Earnings Call	Nov. 3, 2011
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The $3.9 million decrease in net operating income from the prior period was primarily the result of a $3.5 million decrease in unrealized gains on REIT securities carried at fair value and a $677,000 decrease in interest and dividend income due to the sale of certain securities.  As of September 30, 2011 retained portfolio of $6.7 million.

Our balance sheet remains strong and at September 30 2011, we had cash, cash equivalents and restricted cash of $71.7 million, compared to a balance of $53.9 at December 31 2010.

We have approximately $185.6 million of more mortgage loans payable on our consolidated portfolio properties with just $8.9 million maturing in 2012 and $15.8 million maturing in 2013 with remainder maturing in 2014 or later. We have no outstanding balances due on our revolving line of credit and are well positioned to take advantage of opportunities we identify in the market.

Lastly on October 14 2011, we paid a regular quarterly cash dividend of $0.1625 per common share for the third quarter of 2011. Now I’ll turn the call over to the Carolyn Tiffany. Carolyn?

Carolyn B. Tiffany – President & Trustee

Thanks Tom.

As Michael mentioned we are pleased with the third quarter in terms of completing transactions related to our legacy assets as well as our new investments.

At the risk of being redundant our accomplishment this quarter were many. First, the Churchill settlement.  As part of the favorable settlement Winthrop received a payment of $6.5 million in cash, 148 acres of land and the waiver of ground lease payments for 2011. Simultaneously we entered into a new 57,000 square foot lease with Westinghouse Electric for 12 years at an annual starting rent of $750,000 increasing, annually by 3%. We believe the combined value of these transactions exceeds the carrying value of our investment in this asset.

Next contributing to the increase in this quarter operating results is the Vintage Housing portfolio. As we’ve discussed, the Vintage portfolio comprises 25 multifamily and senior housing properties containing 4,200 units which we acquired in June of this year and which has generated cash flow distribution to us at an annualized rate of 14%, which we expect will continue. During the third quarter we made additional investments of $7 million using the Vintage platform. The funds were used to acquire additional general partnership interests in seven of the existing Vintage investments and to acquire 75% member interests in the general partner of two multi-family properties comprising approximately 490 units in California and Nevada.  A portion of the funds will also be used towards the construction of a 231-unit multi-family properties in Tacoma, Washington.

Additionally, over the last few quarters we negotiated successful outcomes that resulted in our ability to pay off of the loans encumbering our Northwest Business Park property and our two Lisle, Illinois wholly owned properties for an aggregate amount of $35 million which represents a $17.5 million discount.

These improvements to our debt structure should help to offset any decline in operating income which has resulted from the low occupancy created by the difficult market. In particular, 550-650 Corporetum is 57% occupied and 701 Arboretum is 17% occupied, the latter as a result of two significant tenants vacating.  We are seeing leasing activity on the 550-650 property, the 701 property, however, remain lackluster.

We refinanced the Sealy Northwest Business Park property with a new loan that has an outstanding balance of $14 million, bears interest at LIBOR plus 5.35% and matures in September 2015. The proceeds from the two loans were utilized to pay down the bridge loan that we had previously made to finance the discounted payoff discussed earlier and along with equity of $4.65 million from us and $3 million from our venture partner, our bridge loan was fully satisfied.

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Winthrop Realty Trust, Inc.	FUR	Q3 2011 Earnings Call	Nov. 3, 2011
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Our three Sealy joint venture properties, the Northwest Business Park and Newmarket, both of which are located in Atlanta and our Nashville, Tennessee Airpark property had occupancies of 77%, 52%, and 82% respectively at September 30, 2011, compared to occupancies of 75%, 67%, and 88% during the same period in 2010.

The loan for the Sealy Newmarket property, which is $37 million and matures in 2016, remains in special servicing and we together with our joint venture partner are attempting to negotiate a restructuring of the debt with the special servicer.  In the interim, the venture has ceased making its debt service payments until the loan can be restructured. The mortgage on our Nashville Airpark property matures in May 2012 and we are currently seeing to negotiate an extension.

Our operating properties consolidated portfolio including the two Lisle properties mentioned earlier but excluding our Churchill property were 90% leased at September 30, 2011, as compared to 93% leased at September 30, 2010. The decline is primarily due to the Denver, Colorado properties which we opportunistically acquired during the fourth quarter of 2010 in a distressed situation. Our leasing efforts have resulted in bringing the leased space from 56% at the time of our acquisition to 72% at October 31, 2011.

Our new Deer Valley property in Arizona is currently 89% leased as compared to 61% leased when we acquired the property in August 2010. The benefits of this lease-up will take effect in 2012 with the commencement of the leases.

Our net lease properties are performing well with no tenant credit issues and the tenants have made significant improvements to these properties.

Our Marc Realty portfolio in which we now hold an equity investment in nine properties consisting of 1.4 million square feet of space with 77.5% occupied at September 30, 2011, as compared to 79% at September 30, 2010.

Loan assets continue to be our investment focus as we see the most opportunity at this level of the capital stack in today’s market.  As Michael mentioned, we through a 74% owned joint venture recently entered into a contract to acquire loans with a par value of $117.9 million for purchase rate of $96.7 million. We believe these assets will continue to provide the best risk adjusted returns through interest payments, appreciation and a potential to own the underlying asset.

We have made progress during the year growing the business and effectively finding solutions to legacy assets. We have the financial flexibility to continue to fund additional investments as we finalize due diligence on our select opportunities from our pipeline. We certainly expect that the company will benefit from our efforts in 2011 as we move through the fourth quarter and into next year.

With that, we’d now like to open it up to questions. Operator.

QUESTION AND ANSWER SECTION

Operator:  Thank you. We’ll now be conducting a question and answer session. [Operator Instructions] Our first question comes from the line of Craig Mailman with Key Bank Capital Markets, you may proceed with your question.

<Q – Craig Mailman>: Hi, I was hoping you guys can maybe give a little bit more color on the Southern California portfolio in terms of occupancy debt service coverage currently on it or may be a breakdown of how much might be suburban versus NECBD and were in Southern [indiscernible] its primarily concentrated?

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Winthrop Realty Trust, Inc.	FUR	Q3 2011 Earnings Call	Nov. 3, 2011
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<A>: Well, let’s go through questions one at a time. Based on the disclosure in the war room, the debt service coverage is approximately debt yield of 7% to our position. It generates approximately $55 million a year of NOI as against the debt service of approximately $30 million, so that’s I think the first question. The properties are both suburban and CBD, the CBD being primarily in Los Angeles, but the suburban being around Los Angeles or suburbs of Los Angeles as well as I think three properties within [indiscernible] County, two properties in Orange County and three properties in San Diego. And the another question?

<Q – Craig Mailman>: Occupancies?

<A>: Occupancies approximately 79% right now.

<Q – Craig Mailman>: And then just who do you guys buy this from?

<A>: Wells Fargo bank.

<Q – Craig Mailman>: Okay. All right. Are you seeing any increased opportunities maybe coming out of the European banks given what’s going on?

<A>: Well, obviously everyone saw the angle of Irish. Indirectly this was an opportunity coming from the, some extent from the European banks because the senior note holder, the A note holders are all German banks. I would say that it is a fair assessment to predict that there will be more property or more debt positions coming from European banks over the next 12 months.

<Q – Craig Mailman>: Okay. And then could you just update us pro forma everything you guys are doing so far in the fourth quarter, how much capacity you guys think you have for further investments?

<A>: Well, why don’t you calendar [ph] assist with the pro forma to get better [indiscernible]?

<A – Carolyn B. Tiffany>: Sure. Well, in terms of pro forma, clearly we haven’t seen a full effective Vintage Housing, which we expect in the fourth quarter – well, we don’t expect, we will have a full quarter in the fourth quarter. That actually contributed about $1.7 million to our FFO in the third quarter based on two months operations, which is – that’s obviously going to have a big impact. Most of the leasing – the big leasing I don’t think, we will see some of the tenants they don’t start – the rent doesn’t start until the commencement date, which is in 2012. So, I don’t think we will see a huge impact from our leasing activity until 2012. The [indiscernible] property or the [indiscernible] investment, there are a couple of things that are going to impact the fourth quarter and 2012 numbers on that. One is, we does not need the determination, yeah, whether or not we will accrete that discount, my expectation is that we won’t. And we also expect that we will diversify a little bit and layoff some of that investment to joint venture partners, which will reduce the size of that investment.

And as it relates to our ability, I mean, we are obviously carefully monitoring our capital, and well right now, I’d say a common equity offering isn’t attractive with all the other [indiscernible] available to us, senior debt, preferred offering, expanding our line of credit, and.....

<A>: I think, I’d like to add. We are trying to pursue a number of different, means by which we can continue to increase our portfolio. These [indiscernible] investments are attracted to third-party investors, and we will, as Carolyn stated, look and we feel confident that we can reduce our position further in that investment. We will look to senior debt, we obviously normally finance through normal capital markets. The only consideration that off the table is the common stock or convertible stock, because we strongly believe that our common stock is undervalued, the sales for less than book and it’s [indiscernible] what manageably the securities work. So, hear you go.

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Winthrop Realty Trust, Inc.	FUR	Q3 2011 Earnings Call	Nov. 3, 2011
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<Q – Craig Mailman>: I guess, [indiscernible], do you actually have a number though?

<A>: Of what?

<A>: Of what?

<Q – Craig Mailman>: The dry powder yesterday?

<A>: It ranges between $25 million and potentially $50 million depending on – we believe, we probably will be able to at least bring in one more investment to [indiscernible], which would increase our dry powder by $25 million, but there is no insurance. But we are confident of that.

<Q – Craig Mailman>: Okay. And then just one last one if I could. For Tom, is that Concord distribution, do you that’s good to pull forward or is that just going to be very lumpy, just could you give us a sense?

<A – Michael L. Ashner>: Mike here. This is going to be lumpy, I mean, there are positive operations that are currently coming out of Concord. It’s – some of it depends on loan repayments. The non-CDO entity no longer has any debt in place and to the extent we get any payments there. It’s just going to the fall direct to the bottom line for us. So, we are cautiously optimistic with that going forward.

<Q – Craig Mailman>: Great. Thank you.

Operator:  [Operator Instructions]. Our next question comes from the line of Joshua Barber with Stifel, Nicolaus. You may proceed with your question.

<Q – Joshua A. Barber>: Hi, good afternoon.

<A – Carolyn B. Tiffany>: Hi, Josh.

<Q – Joshua A. Barber>: It may be a bit early to be asking this question. But can you talk about the rationale behind this joint venture. Is it fair to say that this is a loan to own sort of situation or is that something that you guys will be comfortable doing given what the metrics behind that portfolio seems to be sound like right now.

<A>: Well, it’s a fulcrum security, Josh. It’s a security that’s clearly in the money, it’s unclear, the amount of equity that’s subordinate through it is also unclear, what the borrower intends to do. We would never have made this investment if we did not believe that there was a potential for us to participate in an equity recapitalization or in the equity of the underlying real estate. While the yield to maturity is very attractive, we – the focus of it was when the opportunity you get the real estate or to be involved in the real estate at some level.

<Q – Joshua A. Barber>: Can you talk about your capabilities within Winthrop and the manager’s specifically to be able to manage that prized portfolio?

<A>: You mean property managing?

<Q – Joshua A. Barber>: Exactly.

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Winthrop Realty Trust, Inc.	FUR	Q3 2011 Earnings Call	Nov. 3, 2011
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<A>: Okay. So we’ve managed probably over the last 15 years millions of square feet of space in Southern California as well as we probably are among the 50 largest property managers in the country right now. So, that’s not an issue. Having said that, we have an approach to property management which is little different from everyone else within that. We don’t do generally third party property management, we don’t do it unless it’s with an existing business part of ours. In addition when we property manage, we do not take leasing commissions, we contract all the leasing up to the best local brokers because our principal goal is lease the properties. Having said that also, we have brought into the transaction [indiscernible] company which is based in Southern California so that because of the large and chewy size of this portfolio, we have actual boots on the ground, someone who is very smart is there and can supplement whatever other efforts we need to take there, so I think we’re well prepared for what can come here.

<Q – Joshua A. Barber>: That’s helpful. Thanks. One last thing regarding Concorde, is there some opportunities there specially with so many higher profile workouts that we’ve seen in the last few months for additional capital investments in that phase or is it just a statement coming these days and that’s where it...?

<A>: The answer is there is both risk as well as opportunity with respect to that portfolio as well invested as well as [indiscernible] portfolio too. If you have to recall. Josh, we actually acquired an investment in the [indiscernible] and there was CDOs and those CDOs also have mezzanine loans and opportunity within them.

<Q – Joshua A. Barber>: Okay. Thank you very much.

<A>: Welcome.

Operator:  [Operator Instructions] It appears there are no further questions at this time. I’d like to turn the floor back over to Mr. Ashner for closing comments.

Michael L. Ashner, Chairman & Chief Executive Officer

Well, again we appreciate your joining on today’s call particularly since it was during your lunch time. If you’d like to receive additional information about us, please contact Beverly at our offices or you can find additional information about us on our website. Moreover, you can feel free to contact myself or any other member of the management team at your convenience with any questions which you might have. I thank you all and have a good afternoon.

Operator:  This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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